Exhibit 99.1

FOR IMMEDIATE RELEASE

Scott C. Chandler joins Westell’s Board of Directors

AURORA, Ill., September 12, 2018 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance network infrastructure solutions, announced today that Scott C. Chandler, President of Franklin Court Partners, Inc., was elected to Westell’s Board of Directors at the Company’s Annual Meeting of Stockholders on September 11, 2018. Mr. Chandler will serve as a member of the Audit and Compensation Committees.
In addition to Mr. Chandler, the other members of the Company-nominated slate of directors were elected to the Board at the Annual Meeting. Dennis O. Harris, a member of the Board since 2010 and Chair of the Compensation Committee since 2017, completed his term as a director at the 2018 Annual Meeting. Cary B. Wood, a director since 2017, will chair the Compensation Committee.
“The Board nominated Scott for his experience in the cable and telecom industries, his extensive management and financial experience, and his prior board experience,” said Kirk R. Brannock, Chairman of Westell’s Board of Directors. “At the same time, we are grateful for the many contributions Dennis made to Westell, including serving as Interim Chairman of the Board from 2016 to 2017.”

Mr. Chandler has served as the President of Franklin Court Partners, Inc., a consulting firm that provides management and financial consulting services, since 2002. From 1998 to 2001, Mr. Chandler was Chief Financial Officer and then Senior Vice President for Rhythms Netconnections Inc. Mr. Chandler was a member of the senior management team that led this national provider of DSL networking and services prior to the sale of a majority of its assets to MCI Worldcom, now Verizon. From 1996 to 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR Incorporated, a publicly-traded corporation that, prior to its acquisition in 2007, was a leading supplier of broadband telecommunications equipment.

Mr. Chandler currently serves as a member of the board of directors of PetroShare Corp. (OTCMKTS: PRHR) and several privately-held and non-profit entities and has in the past served as a member of several public company boards, such as Cimetrix Incorporated,

Tollgrade Communications Inc., and Paradyne Networks Inc.

Mr. Chandler earned an MBA from the Wharton School of Business at the University of Pennsylvania and a BA from Whitworth University.

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About Westell Technologies
Westell is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's comprehensive set of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit westell.com.

Twitter - Company: @Westell_Tech

Westell Contact
Tom Minichiello
Senior Vice President, Chief Financial Officer, Treasurer, and Secretary
Westell Technologies
630-375-4740
tminichiello@westell.com